Exhibit 99.M.2

Exhibit A

FLAG-Forensic Accounting Long-Short ETF

ROBO Global Robotics and Automation Index ETF (formerly known as ROBO-STOXTM

Global Robotics and Automation Index ETF)

Hull Tactical US ETF

EMQQ The Emerging Markets Internet & EcommerceTM ETF

Innovation Shares NextGen Protocol ETF

Ideanomics NextGen Vehicles and Technology ETF

Vesper U.S. Large Cap Short-Term Reversal Strategy ETF

ROBO Global Healthcare Technology and Innovation ETF

NorthShore Global Uranium Mining ETF